Exhibit 99.1

April 29, 2021

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES

FIRST QUARTER 2021 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) ( “Company”) today announced a net loss of $3.0 million or $0.06 net loss per diluted common share for the first quarter of 2021, compared to a net loss of $20.3 million or $0.42 net loss per diluted common share for the first quarter of 2020.

The $17.3 million decrease in net loss was primarily due to the December 2020 decision by the California Public Utilities Commission (CPUC) resolving California Water Service Company’s (Cal Water’s) 2018 General Rate Case (2018 GRC). The decision authorized rate increases and the continuation of regulatory mechanisms that the Company had not recorded in the first quarter of 2020. First quarter 2021 results included cumulative GRC rate relief of $6.4 million, representing 2020 and 2021 rate changes, and regulatory mechanism net revenue increases of $7.6 million. The decrease in net loss resulting from the adoption of the 2018 GRC was partially offset by increases in other operations expenses of $3.9 million, depreciation expense of $2.5 million, and uninsured loss costs of $2.1 million.

Additional factors outside the Company’s immediate control significantly contributed to the decrease in net loss, including a $5.1 million decrease in unrealized loss on certain benefit plan investments and $3.6 million increase in accrued unbilled revenue. Seasonal weather patterns and the number of unbilled days are the primary drivers of accrued unbilled revenue.

According to President and Chief Executive Officer Martin A. Kropelnicki, the results are in line with the Company’s expectations.

“2021 is shaping up to be a busy year, particularly on the regulatory front. We are on track to file California’s GRC for calendar years 2023 through 2025 during the second quarter of 2021, in accordance with the CPUC’s Rate Case Plan. In addition, at the request of the CPUC, we are filing an application next week in a proceeding that will set our cost of capital for 2022 through 2024. We expect this proceeding to conclude prior to yearend. And finally, we are working with the California Public Utilities Commission to find solutions for customers who haven’t been able to pay their bills during the pandemic,” he said.

Kropelnicki also noted that the Company published its first ESG Report that aligns with the Sustainability Accounting Standards Board (SASB) framework and references the Global Reporting Initiative (GRI), available at www.calwatergroup.com/esg.

“Our ESG Report and the alignment with SASB and GRI further represents our commitment to improving the quality of life for our customers, communities, employees, and stockholders,” he said.

Additional Financial Results for the first quarter of 2021

Operating revenue increased 17.7% to $147.7 million in the first quarter of 2021, an increase of $22.1 million as compared to $125.6 million in the first quarter of 2020, primarily due to the 2018 California GRC rate increases. Rate relief and regulatory cost offset mechanisms added $14.0 million, $1.3 million of which was related to increased water costs. Accrued unbilled revenue increased by $3.6 million.

Total operating expenses increased $12.3 million, or 9.3%, to $144.8 million in the first quarter of 2021 compared to the prior year.

Water production expenses increased $0.9 million, or 1.6%, to $54.8 million in the first quarter of 2021, primarily due to increases in purchased water quantities and higher wholesale water rates. As designed, as a result of the California revenue decoupling mechanisms, we record an increase to revenue equal to the increase in California water production costs.

Administrative and general and other operations expenses increased $4.6 million, or 10.6%, to $48.3 million in the first quarter of 2021, primarily due to increases in the costs associated with reduced deferred WRAM revenue of $2.7 million, uninsured loss costs of $2.1 million, employee pension and retirement benefit costs of $0.5 million, and bad debt reserve expenses of $0.4 million. The cost increases were partially offset by decreases in employee and retiree health care costs of $0.9 million, travel costs of $0.5 million, and employee wages of $0.4 million. Changes in conservation program expense, employee pension benefits, and employee and retiree medical costs for regulated California operations generally do not affect net income, as the Company has been allowed by the CPUC to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Depreciation expense increased $2.5 million, or 10.4%, to $27.0 million in the first quarter of 2021 due to utility plant placed in service in 2020.

Maintenance expenses decreased $0.3 million, or 4.3%, to $6.8 million in the first quarter of 2021, due to a reduction in repairs of transmission and distribution mains.

Income tax benefit decreased $3.8 million to $0.1 million in the first quarter of 2021, mostly due to a decrease in loss from operations and reduction in 2021 effective tax rate due to a $10.0 million increase in refund of excess deferred federal income taxes in 2021 as compared to 2020.

Property and other taxes increased $0.8 million, or 10.6%, to $8.0 million in the first quarter of 2021, due primarily to an increase in our assessed property values for utility plant placed in service.

Other income and expenses increased $7.5 million in the first quarter of 2021, due primarily to a $5.1 million decrease in unrealized loss on certain benefit plan investments due to favorable market conditions and $4.4 million decrease in the non-service portion of pension and other postretirement benefits costs. The increase was partially offset by a $1.1 million decrease in allowance for equity funds used during construction.

Liquidity and Financing

The Company maintained $84.4 million of cash as of March 31, 2021 and has additional short-term borrowing capacity of more than $115 million, subject to meeting the borrowing conditions on the Company’s lines of credit facilities. Aged accounts receivable past due more than 60 days increased to $14.5 million as of March 31, 2021 from $13.5 million as of December 31, 2020 due to suspension of shutoff procedures associated with the pandemic, resulting in an increase to bad debt reserve.

The Company invested $66.8 million in infrastructure improvements during the first quarter of 2021 and estimates annual investments for 2021 between $270.0 and $300.0 million.

On April 28, 2021, the Board of Directors approved a quarterly cash dividend of $0.23 per share of common stock.

WRAM Receivable

The under-collected net receivable balance in the WRAM and modified cost balancing account (MCBA) was $69.7 million as of March 31, 2021, an increase of 2.7%, or $1.8 million, from the balance of $67.9 million as of December 31, 2020.

Other Information

All stockholders and interested investors are invited to listen to the 2021 first quarter conference call on April 29, 2021 at 8:00 a.m. PT (11:00 a.m. ET) by dialing 1-833-832-5130 or 1-509-844-0151 and keying in ID #2860816. Please dial in at least 15 minutes in advance of the call to ensure a timely connection. A replay of the call will be available from 11:00 a.m. PT (2:00 p.m. ET) on April 29, 2021 through June 29, 2021, at 1-855-859-2056 or 1-404-537-3406, ID #2860816. The replay will also be available under the investor relations tab at www.calwatergroup.com. Prior to the call, Cal Water will post a slide presentation on its website. The presentation can be found at www.calwatergroup.com/docs/q12021slides.pdf after 6:00 a.m. PT. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal III, Vice President of Corporate Development and Chief Regulatory Officer Paul G, Townsley, and Vice President and Corporate Controller David B. Healey.

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2 million people in California, Hawaii, New Mexico, and Washington. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, may, estimates, assumes, anticipates, projects, predicts, targets, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures, including discontinuance of WRAM in the next GRC filing (which may impact operations commencing in 2023); the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters; increased risk of inverse condemnation losses as a result of climate conditions; inability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation; our ability to complete, successfully integrate and achieve anticipated benefits form announced acquisitions; the impact of weather, climate, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
Unaudited

(In thousands, except per share data)	March 31	December 31
	2021	2020
ASSETS
Utility plant:
Utility plant	$3,952,681	$3,890,423
Less accumulated depreciation and amortization	(1,267,745)	(1,239,865)
Net utility plant	2,684,936	2,650,558
Current assets:
Cash and cash equivalents	84,387	44,555
Receivables:
Customers	39,652	44,025
Regulatory balancing accounts	97,820	96,241
Other	19,470	20,331
Unbilled revenue	33,945	34,069
Materials and supplies at weighted average cost	9,201	8,831
Taxes, prepaid expenses, and other assets	17,925	17,964
Total current assets	302,400	266,016
Other assets:
Regulatory assets	328,336	325,376
Goodwill	31,390	31,842
Other assets	124,405	120,456
Total other assets	484,131	477,674
TOTAL ASSETS	$3,471,467	$3,394,248

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 50,835 and 50,334 outstanding in 2021 and 2020, respectively	$508	$503
Additional paid-in capital	471,698	448,632
Retained earnings	457,596	472,209
Total common stockholders' equity	929,802	921,344
Long-term debt, net	780,951	781,100
Total capitalization	1,710,753	1,702,444
Current liabilities:
Current maturities of long-term debt, net	5,136	5,127
Short-term borrowings	435,000	370,000
Accounts payable	120,549	131,725
Regulatory balancing accounts	34,215	34,636
Accrued interest	14,728	6,178
Accrued other liabilities	45,838	41,040
Total current liabilities	655,466	588,706
Deferred income taxes	275,987	276,032
Pension and postretirement benefits other than pensions	111,926	115,581
Regulatory liabilities and other	251,851	247,810
Advances for construction	197,715	195,625
Contributions in aid of construction	267,769	268,050
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,471,467	$3,394,248

CALIFORNIA WATER SERVICE GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(In thousands, except per share data)

For the Three Months ended:
	March 31,	March 31,
	2021	2020
Operating revenue	$147,737	$125,563
Operating expenses:
Operations:
Water production costs	54,826	53,976
Administrative and general	30,369	29,680
Other operations	17,912	13,974
Maintenance	6,769	7,073
Depreciation and amortization	27,047	24,492
Income tax benefit	(101)	(3,937)
Property and other taxes	7,996	7,228
Total operating expenses	144,818	132,486
Net operating income (loss)	2,919	(6,923)
Other income and expenses:
Non-regulated revenue	5,572	3,827
Non-regulated expenses	(4,760)	(8,454)
Other components of net periodic benefit credit (cost)	2,979	(1,430)
Allowance for equity funds used during construction	544	1,614
Income tax (expense) benefit on other income and expenses	(358)	913
Net other income (loss)	3,977	(3,530)
Interest expense:
Interest expense	10,222	10,798
Allowance for borrowed funds used during construction	(294)	(944)
Net interest expense	9,928	9,854
Net loss	$(3,032)	$(20,307)
Loss per share
Basic	$(0.06)	$(0.42)
Diluted	$(0.06)	$(0.42)
Weighted average shares outstanding
Basic	50,440	48,583
Diluted	50,440	48,583
Dividends per share of common stock	$0.2300	$0.2125